Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY
ANNOUNCES RECORD FIRST QUARTER EARNINGS

TUPELO, MISSISSIPPI (April 21, 2004) – The Peoples Holding Company (AMEX:PHC) today announced record results for the first quarter of 2004. Diluted earnings per share increased 5.56% to $.57 for the quarter from $.54 for the first quarter of 2003. Net income for the first quarter increased 2.09% to $4,647,000 from $4,552,000 for the first quarter 2003.

The annualized return on average equity improved to 13.27% for the first quarter compared to 13.15% for the same period of 2003. The annualized return on average assets was 1.29% for the first quarter of 2004 and was unchanged compared to the same period last year.

Non-interest income grew 5.5% for the first quarter of 2004 compared to the same period in 2003 while net interest income for the first quarter of 2004 was basically unchanged compared to the same period a year ago. Non-interest income grew 3.7% compared to the fourth quarter of 2003 while net interest income grew 2.4% compared with the fourth quarter of 2003.

“An economic rebound in our operating region, along with strategic hires in our strongest markets, fueled long anticipated loan growth during the latter half of the first quarter. This loan growth in turn has led to back-to-back quarterly increases in net interest income for the first time since the second quarter of 2002. We believe this recent loan and net interest income growth is sustainable.” said President & CEO, Robin McGraw.

FINANCIAL DETAILS

McGraw added, “Although our margin declined to 4.09% for the first quarter compared to 4.16% for the fourth quarter of 2003, this was primarily due to a temporary large position in overnight investments as a result of an increase in short term deposits. This surplus of short-term funds has now been deployed into loans, which should help to improve our margin going forward. The margin decline was further exacerbated by the investment of proceeds from trust preferred securities in short term investments which will be utilized in funding a merger to be closed in the third quarter.”

The provision for loan losses decreased to $505,000 for the first quarter of 2004 from $767,000 for the first quarter of 2003, as a result of improved credit quality. Net charge-offs were $463,000 or .21% annualized as a percentage of average loans compared to $304,000 or .14% for the first quarter of 2003.

The allowance for loan losses as a percentage of loans was 1.50% at the end of the first quarter 2004 compared to 1.49% at the end of the same period in 2003. Non-performing loans as a percentage of total loans increased to 1.05% at March 31, 2004, from 0.33% at March 31, 2003. The non-performing loan coverage ratio was 142.67% at March 31, 2004 compared to 455.28% at March 31, 2003. According to McGraw, “We are pleased with our continued relative low level of net charge-offs which is consistent with our strategic goal. As mentioned in our prior quarter release, almost one half of our non-performing loan ratio is related to one credit. We are making progress on resolving this credit and continue to believe that it will not have a significant impact on operating results.”

As a result of strong growth in service charges, fees related to the sale of insurance and investment products, loan fees and debit card usage, non-interest income increased 5.49% to $8,171,000 for the first quarter of 2004 from $7,746,000 in the first quarter of 2003. “We continue to see strong, diversified growth in fee income which now represents 39.62% of our net operating revenue, consistent with our commitment to this strategic initiative,” stated McGraw.

Non-interest expense grew 5.27% for the first quarter of 2004 compared to the first quarter of 2003 due primarily to salary and benefit expenses related to the strategic hiring of commercial lending and wealth management personnel, data processing expenses incurred due to the implementation of a thin client network and continued marketing expenses related to a successful checking account program introduced in the second quarter of 2003. As a result of growth in non-interest income exceeding growth in non-interest expense, the net overhead ratio improved to 1.55% for the first quarter of 2004 from 1.65% for the first quarter of the prior year. Net overhead is defined as net non-interest expense less net non-interest income expressed as a percentage of average assets.

Assets as of March 31, 2004 were up 5.48% from March 31, 2003 to $1.469 billion and deposits grew 3.41% to $1.198 billion. Loans grew to $882 million at the end of the first quarter 2004 from $851 million as of March 31, 2003. Loans grew at an annualized rate of 9.20% from the end of the fourth quarter 2003, representing the second consecutive quarter of loan growth.

“Although we are pleased with achieving record earnings for first quarter 2004, we are even more pleased with the advancement of several key initiatives and the positive impact they will have on our future progress. During the first quarter we significantly increased our presence in the rapidly growing suburban Memphis, Tennessee market with the opening of our new bank in Horn Lake, Mississippi and our Deerchase Financial Services office in Southaven. We also hired several key commercial lenders in DeSoto County, Mississippi, and we announced our merger with Renasant Bancshares of Germantown, Tennessee. Additionally, we opened our Private Client Financial Services Center in the Fairpark district of Tupelo, Mississippi which will serve affluent clients with a full range of financial products and services including financial planning,” McGraw continued.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Thursday, April 22, 2004, through the Investor Relations page of the Company’s website: www.thepeoplesbankandtrust.com, and through www.companyboardroom.com, or any of CCBN’s Investor Distribution Network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 800-901-5247 in the United States and enter the participant passcode 20949641.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Bank & Trust Company. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the company also is parent of The Peoples Insurance Agency, Inc. The Peoples Holding Company has assets of approximately $1.5 billion and operates 45 bank, insurance and financial services offices in 27 north and north central Mississippi cities.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission.

THE PEOPLES HOLDING COMPANY Summary Financial Highlights (Unaudited) (Dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2004	2003
Earnings Summary
Net interest income	$12,450	$12,481
Provision for loan losses	505	767

Net interest income after provision for loan losses	11,945	11,714
Noninterest income	8,171	7,746
Noninterest expenses	13,686	13,001

Income before provision for income taxes	6,430	6,459
Provision for income taxes	1,783	1,907

Net income	$4,647	$4,552

Basic earnings per share	$0.57	$0.54

Diluted earnings per share	$0.57	$0.54

Weighted average shares outstanding - Basic	8,190,971	8,359,733

Weighted average shares outstanding - Diluted	8,211,974	8,368,714

Selected Ratios
Net interest rate spread	3.82%	4.06%
Net interest margin	4.09%	4.39%
Noninterest income ratio (excluding security gains and losses)	2.25%	2.18%
Noninterest expense ratio	3.80%	3.83%
Net overhead ratio	1.55%	1.65%
Efficiency ratio	63.99%	62.04%
Return on average assets	1.29%	1.29%
Return on average equity	13.27%	13.15%

	Mar. 31,	Dec. 31,
	2004	2003

Balance Sheet Summary (Period End):
Total assets	$1,469,269	$1,415,214
Loans, gross	882,484	862,652
Deposits	1,198,025	1,133,931
Shareholders' equity	141,286	137,625
Book value per common share	17.26	16.79

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company’s website (http://www.thepeoplesbankandtrust.com/) under the Financial Releases section of Investor Relations.